PRESIDENTIAL LIFE INSURANCE COMPANY

69 LYDECKER STREET
NYACK, NEW YORK 10960
(845) 358-2300

November 18, 2011

Mr. Duncan Szeto
13 Longview Drive
Towaco, NJ 07082

RE: Letter Agreement

Dear Duncan:

This letter agreement (this "Agreement") memorializes the understandings between Duncan Szeto ("You") and Presidential Life Insurance Company (the "Company") for certain severance arrangements provided herein. Any capitalized term used but not defined herein shall have the meaning set forth in Exhibit A attached hereto.

1. Term. This Agreement shall be in effect during the period beginning on November 18, 2011 through November 18, 2013 (the "**Term**"); provided, however, that if a Change in Control has occurred prior to expiration of the Term, the Term shall continue until the first anniversary of Change in Control.

2. Termination and Resulting Compensation.

(a) Involuntary Termination Prior to a Change in Control. In the event that during the Term You incur an Involuntary Termination prior to a Change in Control, and subject to Sections 3, 4 and 8(g) below, You shall receive one year of base salary as in effect as of the Termination Date, payable on a bi-weekly schedule for a period of twelve (12) months, less all applicable withholding and other deductions (the "Severance Payments").

(b) Involuntary Termination or Good Reason Termination After a Change in Control. In the event that during the Protection Period and the Term You incur an Involuntary Termination or a termination for Good Reason, and subject to Sections 3, 4 and 8(g) below, You shall be entitled to: (i) the Severance Payments; (ii) subject to Your timely election of continuation coverage under COBRA, payment of the Medical Premium Payments until the earlier of (A) the first anniversary of the Termination Date; (B) the date You obtain subsequent employment that offers medical benefits; and (C) the date You no long remain eligible for continuation coverage under COBRA; and (iii) all outstanding unvested stock options, unvested restricted stock grants and any other unvested equity award grants shall become fully vested, and any vested stock options shall be exercisable in accordance with the terms of the applicable equity plan and stock option agreement.

(c) No Other Severance. Payments and benefits provided in this Section 2 shall be in lieu of any change in control, termination or severance payments for which You may be eligible under any employment agreement, offer letter or any of the plans, policies or programs of the Company, the Parent or the Presidential Life Group.

3. General Release Satisfaction. The payments and benefits described in Section 2 shall not become payable or vest unless and until You execute and deliver to the Company a general release of claims that is no longer subject to revocation under applicable law in the form set forth in Exhibit B attached hereto within thirty (30) days following the Termination Date.

4. 280G / 4999 Reduction. If it shall be determined that any payment or distribution to You or for Your benefit (whether paid or payable, or distributed or distributable) pursuant to this Agreement or pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including, without limitation, any equity award, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (the "Payments") would subject You to the excise tax imposed by Code Section 4999 by reason of being contingent on a "change in the ownership or control" or "change in the ownership of a substantial portion of the assets" of the Company or the Parent, within the meaning of Code Section 280G or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any interest or penalties, collectively, the "Excise Tax"), then the Payments shall be reduced such that the aggregate present value of the payments in the nature of compensation to You or for Your benefit which are contingent on such change (as determined in the manner set forth under Code Section 280G and related Treasury Regulations) equals 299% of the "base amount" as defined in Code Section 280G(b)(3).

5. Restrictive Covenants.

(a) Confidentiality; Non-Disclosure; Return of Property. You agree that You shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, during Your employment or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Presidential Life Group, which have been obtained by You during Your employment. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to You; (ii) becomes generally known to the public subsequent to disclosure to You through no wrongful act by You; or (ii) You are required to disclose by applicable law, regulation or legal process (provided, that You provide the Company with prior written notice of the contemplated disclosure and cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information). Unless required to be disclosed by applicable law, regulation or legal process, the terms and conditions of this Agreement shall remain strictly confidential, and You hereby agree not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on Your conduct imposed by the provisions of this Section 5. On the Termination Date (or at any time prior thereto at the Company's request), You shall return all property belonging to the Presidential Life Group, including, without limitation, any documents, computers, cell phones, wireless electronic mail devices or other equipment.

(b) Non-Solicitation. You agree that during Your employment and for twelve (12) months following Your termination of employment for any reason (the "Restricted Period"), You shall not (i) solicit, or cause to be solicited, any customers of the Presidential Life Group if it is for purposes of promoting or selling any products or services competitive with those of the Presidential Life Group; (ii) solicit business from, or perform services for, any business that at any time during the two-year period immediately prior to Termination Date was a Presidential Life Group customer; or (iii) solicit for

employment, offer, or cause to be offered, employment, on a full time, part time, or consulting basis, to any person employed or retained by Presidential Life Group at any time during the six-month period prior to the Termination Date, unless You receive the Company's prior written consent or You are not involved, directly or indirectly, in the termination of such person's employment or services with the Presidential Life Group. The foregoing clauses (i) through (iii) shall be violated by the personal solicitation or personally directed and targeted solicitation by You and not by (A) general marketing or solicitation; (B) solicitation by other employers of subsequent business employing you, if those solicited are not specifically identified by You; or (C) the providing of services by Your new employer to businesses not so solicited by You.

(c) Non-Compete. You agree while employed and during the Restricted Period, You shall not, directly or indirectly, own, manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of any business similar to the type of business conducted by the Presidential Life Group or under contemplation by the Presidential Life Group as of the Termination Date. The area covered by this Section 5(c) is in any state in which the Presidential Life Group conducts business or was planning to conduct business as of the Termination Date.

(d) Non-Disparage. During Your employment and following your termination of employment for any reason, You agree not to make negative comments or disparage the Presidential Life Group or its respective officers, directors, employees, shareholders, agents or products, in any manner likely to be harmful to them or their business or business or personal reputation. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony, or administrative or arbitral proceedings.

(e) Reformation; Tolling. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 5 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, then such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state. In the event of any violation this Section 5, You agree that the post-termination restrictions contained in this Section 5 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

6. Cooperation. You agree that while employed by the Company and thereafter, You shall respond and provide information with regard to matters in which You have knowledge as a result of Your employment, and shall provide reasonable assistance to the Presidential Life Group and their respective representatives in defense of any claims that may be made against the Presidential Life Group, and will assist the Presidential Life Group in the prosecution of any claims that may be made by the Presidential Life Group, to the extent that such claims may relate to your employment. You agree to promptly inform the Company if You become aware of any lawsuits involving such claims that may be filed or threatened against the Presidential Life Group. You agree to promptly inform the Company (to the extent that the You are legally permitted to do so) if You are asked to assist in any investigation of the Presidential Life Group (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Presidential Life Group with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse You for all reasonable out-of-pocket expenses incurred by You in complying with this Section 6.

7. Equitable Relief and Other Remedies. You agree that the Company's remedies at law for a breach or threatened breach of the provisions of Section 5 or 6 would be inadequate and, You agree that, in the event of a breach or threatened breach, in addition to any remedies at law, the Company, without

posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. In the event You violate Section 5 or 6 hereof, in addition to other remedies available, any severance being paid to You pursuant to this Agreement shall immediately cease, any vested equity award shall terminate and be forfeited, and any severance previously paid to You (other than $1,000) shall be immediately repaid to the Company.

8. Miscellaneous.

(a) Indemnification and D&O Insurance. During the Protection Period and to the extent provided under the Company's by-laws in effect from time to time, the Company agrees to indemnify You and hold You harmless against and in respect of any actions, suits, proceedings, claims, demands, judgments, costs, expenses, losses, and damages resulting from Your good faith performance of Your duties with the Company. During the Protection Period and to the extent provided under the Company's liability insurance policy in effect from time to time, the Company shall cover You under directors' and officers' liability insurance in the same amount and to the same extent as the Company covers its other officers and directors.

(b) Governing Law; Consent to Jurisdiction. The validity, interpretation, construction and performance of this Agreement (and exhibits attached) shall be governed by the laws of the State of New York without regard to the choice of law principles thereof. You agree to exclusive jurisdiction in the Federal and State courts of the State of New York, located in New York County, for any and all disputes relating this Agreement and irrevocably waives any immunity from the jurisdiction of such courts and any claim of improper venue, forum *non conveniens* or any similar objection which you might otherwise be entitled to raise in any suit, action or proceeding in such courts with respect to a dispute relating to this Agreement.

(c) WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

(d) Successors. The Company shall require any successor to all or substantially all of the assets of the Company to expressly assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. You agree that this Agreement is personal to You and You shall not assign this Agreement. This Agreement shall inure to the benefit of and be enforceable Your heirs, beneficiaries and/or legal representatives.

(e) Notices. Any notices for the Company shall be sent to, Attention: Vice President of Human Resources, 69 Lydecker Street Nyack, NY 10960. Notices to You shall be sent to the latest address on the Company's records.

(f) No Mitigation; No Offset. You shall not be required to mitigate any payment provided for in this Agreement by seeking other employment. No payment herein shall be offset or reduced by the amount of any payments or benefits provided to You in any subsequent employment except as provided

in Section 2(b)(ii).

(g) Code Section 409A; Withholding. This Agreement shall comply with (or be exempt from) Code Section 409A. If any payment or benefit is considered "nonqualified deferred compensation" under Code Section 409A, then such payment or benefit shall be subject to the Code Section 409A Requirements. In no event whatsoever shall the Presidential Life Group be liable for any additional tax, interest or penalty that may be imposed on You by Code Section 409A or any damages for failing to comply with Code Section 409A. The Company shall withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(h) Survival. The obligations and provisions in Sections 4 through 8 shall survive the termination or expiration of the Term and Your employment with the Company and shall be fully enforceable thereafter.

(i) Entire Agreement; Waiver; Severability. This Agreement (and exhibits attached) contain the entire agreement of the parties relating to the subject matter hereof and replaces and supersedes any prior agreements relating to said subject matter. No modifications or amendments of this Agreement shall be valid unless made in writing and signed by both parties. The waiver of a breach of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

To indicate Your acceptance of this Agreement, please sign and date this Agreement and return it to Paul Marsico, Vice President of Human Resources. This offer will terminate if not accepted by You on or before November 28, 2011. This Agreement may be executed in counterparts to constitute one instrument.

PRESIDENTIAL LIFE INSURANCE COMPANY

By: [signature] Dated: November 18, 2011

Name: Donald Barnes

Title: Chief Executive Officer

Agreed and Accepted:

By: [signature] Dated: Nov 28th, 2011

Duncan Szeto

EXHIBIT "A"
DEFINITIONS

For purposes of the preceding Agreement, the following definitions apply:

1. "**Cause**" shall mean: (i) any act of fraud, misrepresentation, malfeasance, embezzlement, misappropriation, material dishonesty or conversion by You; (ii) indictment for, conviction of, or pleading of guilty or nolo contendere to any felony or any crime involving moral turpitude; (iii) a material breach of (A) the Agreement or any material agreement between You and the Presidential Life Group; (B) the Company's code of conduct; or (C) the Company's written policies or procedures; (iv) a material violation of any legal obligation owed to the Company or the Presidential Life Group; (v) continued refusal to substantially perform assigned duties (other than due to physical or mental illness); or (vi) material misconduct or material neglect in the performance of Your duties; provided, however, You shall not be deemed to have been terminated for Cause in the case of clauses (iii) through (v), unless, to the extent such breach or violation is curable in the Company's sole discretion, such breach or violation is not cured by You within five (5) business days following receipt of written notice by the Company.

2. "**Change in Control**" shall mean the first occurrence of any one of the following events:

(a) the date a majority of the Parent's board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Parent's board of directors before the date of the appointment or election;

(b) The date a change in the ownership of either the Parent or the Company occurs. For purposes of this subsection (b), a change in ownership occurs (except as proved in Treasury Regulation §1.409A-3(i)(5)(vi)(C)) on the date that any one person or more than one person acting as a group (as defined in Treasury Regulation §1.409A-3(i)(5)(v)(B)) acquires ownership of the stock of either the Parent or the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value of the stock of the Parent or the Company, as the case may be; or

(c) the date a change in the ownership of a substantial portion of Company's assets occurs. For purposes of this subsection (c), a change in the ownership of a substantial portion of assets occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation §1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company (as the case may be) immediately before such acquisition or acquisitions. For the purposes of this subsection (c), gross fair market value has the meaning set forth in Treasury Regulation §1.409A-3(i)(5)(vii)(A). Notwithstanding the above provisions of this subsection (c), no change in ownership shall be deemed to have occurred by reason of a transfer of assets to a related entity as described in Treasury Regulation §1.409A-3(i)(5)(vii)(B)

3. "**COBRA**" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

4. "**Code**" shall mean the Internal Revenue Code of 1986, as amended.

5. "**Code Section 409A Requirements**" shall mean, with respect to any payment that is considered nonqualified deferred compensation under Code Section 409A: (a) any taxable reimbursement shall be

subject to Treasury Regulation §1.409A-3(i)(1)(iv); (b) Your right to receive any installment payments pursuant shall be treated as a right to receive a series of separate and distinct payments; (c) in no event shall the timing of Your execution of a general release of claims in favor of Company, directly or indirectly, result in You designating the calendar year of payment, and if a payment or benefit that is subject to execution of such release could be made in more than one taxable year, such payment and/or benefit shall be made in the later taxable year; (d) a termination of employment shall not be deemed to have occurred unless such termination is also a "separation from service" within the meaning of Code Section 409A; and (e) if You are deemed on the Termination Date to be a "specified employee" under Code Section 409A, then such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such "separation from service", and (ii) the date of death.

6. "**<u>Good Reason</u>**" shall mean any one or more of the following that have occurred during the Protection Period without Your written consent: (a) any material diminution of Your title or duties (other than temporarily while physically or mentally incapacitated); (b) any material diminution of Your base salary; (c) material location of Your office from its current location by more than 50 miles or (d) a material breach of the Agreement. Notwithstanding the foregoing, a termination for Good Reason shall not be deemed to have occurred unless: (i) You provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within thirty (30) days after the first occurrence of such circumstances; (ii) the Company has thirty (30) days to cure such alleged Good Reason event following receipt of Your written notice; and (iii) if the Company has not cured such alleged Good Reason event by the end of the 30-day cure period, You terminate your employment with the Company no later than ninety (90) days following the first occurrence of such Good Reason event.

7. "**<u>Involuntary Termination</u>**" shall mean a termination of Your employment with the Company for any reason, except in the event of (a) a "Cause" termination of employment by the Company, (b) a resignation by You with or without Good Reason, or (C) due to death or disability.

8. "**<u>Medical Premium Payments</u>**" shall mean a monthly payment equal to the monthly amount of the COBRA continuation coverage premium under the Company's group medical plans as in effect from time to time less the amount of Your portion of the premium as if You still were an active employee.

9. "**<u>Parent</u>**" shall mean Presidential Life Corp.

10. "**<u>Presidential Life Group</u>**" shall mean, collectively, the Company, the Parent and any of the Company's affiliated companies or businesses.

11. "**<u>Protection Period</u>**" shall mean the period commencing on the date on which the first Change in Control occurs during the Term and ending on the first anniversary of such date.

12. "**<u>Termination Date</u>**" shall mean the date on which there is a "separation from service" from the Company or the Parent under Coder Section 409A.

EXHIBIT "B"
GENERAL RELEASE

Presidential Life Insurance Company (the "Company") and **[name]** ("Employee"), agree to the terms and conditions set forth in this General Release (this "Release").

1. Termination. Employee's employment with the Company terminated on [month] __, 20__ (the "Termination Date").

2. Severance Benefits. In exchange for the general release in Paragraph 4 below and other promises contained herein, and in accordance with the terms of Employee's letter agreement with the Company, dated October __, 2011 (the "Letter Agreement"), Employee will receive the applicable severance benefits under Section 2 of the Letter Agreement (the "Severance Benefits"). Subject to Employee's execution and non-revocation of this Release, Employee acknowledges and agrees that the first payment of the Severance Benefits shall be made within sixty (60) days following the Termination Date and shall include any amounts that would have been paid during the period between the Termination Date and the date of such first payment.

3. Acknowledgment. Employee hereby agrees and acknowledges that the Severance Benefits exceed any payment, benefit or other thing of value to which Employee might otherwise be entitled under any policy, plan or procedure of the Presidential Life Group (as defined in the Letter Agreement).

4. Release.

(a) In exchange for the Severance Benefits and other valuable consideration, Employee and for Employee's heirs, executors, administrators and assigns (referred to collectively as the "RELEASORS"), forever and fully release and discharge the Company and its parent companies, subsidiaries, affiliates and divisions and each of their respective officers, directors, trustees, employees, shareholders, principals, members, predecessors, successors, assigns, insurance carriers and attorneys (all together and collectively, the "RELEASEES"), from any actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, whether known or unknown, which the RELEASORS ever had, now have or may have against the RELEASEES by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date Employee signs this Release.

(b) Without limiting the generality of the foregoing, this Release is intended to and shall release the RELEASEES from any and all claims, whether known or unknown, that RELEASORS ever had, now have or may have against RELEASEES arising out of Employee's employment with the Company or any of the RELEASEES, the terms and conditions of such employment and/or the termination of such employment, including but not limited to: (i) any claims, demands, and causes of action arising under express or implied contract, tort, or any tortious conduct, whether intentional or negligent; (ii) any claims, demands and causes of action alleging violations of public policy, or of any federal, state or local law, statute, regulation, executive order, or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Family and Medical Leave Act ("FMLA"), 29 U.S.C. § 2601 et. seq., the Americans With Disabilities Act ("ADA"), 42 U.S.C. § 12101 et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq. ("FLSA"), the Age Discrimination in Employment Act ("ADEA"), 29 U.S.C. § 621 et seq., including the Older Workers Benefit Protection Act ("OWBPA"), the Employee Retirement Income Security Act ("ERISA"), 29 U.S.C. § 1001 et. seq., the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, The Fair Labor Standards Act, the

Sarbanes-Oxley Act of 2002, the New York State Human Rights Law, N.Y. Exec. Law § 296 and 297 et seq., the Civil Rights Law of the City of New York (Title 8 of the New York City Administrative Code), as each such act has been amended, claims pursuant to federal, state or local law regarding discrimination based on age, race, sex, religion, national origin, disability, marital status, sexual orientation or preference, or retaliation or of any duties or other obligations of any kind or description arising in law or in equity under federal, state or local law, regulation, ordinance, or public policy having any bearing whatsoever on the terms and conditions of the RELEASOR's employment or any association or transaction with, of, or by any RELEASEE, or the termination of the RELEASOR's employment, and the right to receive any award, damages or recovery of any kind in connection therewith; (iii) each and every state or local variation of the aforementioned laws including without limitation, and any and all other applicable federal, state, and local fair employment practices laws, individual or constitutional rights, and wage or discrimination laws; and (iv) any claims, demands, and causes of action for monetary or equitable relief, including but not limited to wages, back pay, bonus, severance pay, benefits, incentives, compensation of any sort, compensatory damages, exemplary or punitive damages, fines, liquidated damages, injunctive relief, or attorneys' fees and costs, and the RELEASORS expressly agree not to sue thereon and expressly waives any right to receive any award, damages or recovery of any kind in connection with the aforementioned claims, demands, and causes of action that are released herein.

(c) Employee agrees that Employee shall not accept any award or settlement from any source or proceeding with respect to any claim or right waived in this Paragraph 4. Thus, while Employee has not waived Employee's right to file a charge with or participate in any investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission or other government agency, even if Employee files a charge or participate in such an investigation or proceeding, Employee shall not be able to recover damages of any kind from any RELEASEE.

(d) Notwithstanding anything herein to the contrary, this Paragraph 4 does not apply to: (i) claims to the Severance Benefits; (ii) claims arising after the date Employee signs this Release; (iii) [claims relating to any rights of indemnification under the Company's organizational documents or otherwise;][1] (iv) claims relating to any outstanding stock options or other equity-based award on the Termination Date; or (v) claims to vested accrued benefits under the Presidential Life Group's tax qualified retirement plans or non-qualified retirement plans in accordance with, and subject to, the terms and conditions of such plans and applicable law.

5. Non-Disclosure. Except as required to be disclosed by applicable law or regulation, the terms and conditions of this Release shall remain strictly confidential, and Employee agrees not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors.

6. Representation. Employee represents that the RELEASORS have not filed against the RELEASEES, individually or collectively, any lawsuits and Employee covenants and agrees that Employee shall not do so at any time hereafter with respect to claims released pursuant to this Release. Employee further represents and warrants that Employee has not assigned or otherwise transferred any interest in any claim that Employee may have had against the RELEASEES.

7. ADEA Provisions. Employee acknowledges that Employee: (a) has carefully read this Release in its entirety; (b) has had an opportunity to consider the terms of this Release for at least [twenty-one (21)] [forty-five (45)] days; (c) is hereby advised by the Company in writing to consult with an attorney of Employee's choice in connection with this Release; (d) fully understands the significance of all of the terms and conditions of this Release and has discussed them with an attorney of Employee's choice, or

[1] Note: Only for Tier 1 Executives who are officers and/or directors of the Company.

has had a reasonable opportunity to do so; and (e) is signing this Release voluntarily and of Employee's own free will and agrees to abide by all the terms and conditions contained herein.

8. Revocation/ Effective Date. Employee may accept this Release by signing it before a notary public and delivering it to **[Name and Address]** on or before the [twenty-first (21st)] [forty-fifth (45th)] day after Employee receives this Release. Notwithstanding the foregoing, Employee may not sign this Release before Employee's last day of employment and this Release will not be accepted or effective if signed before the Termination Date. After signing this Release, Employee shall have seven (7) days (the "Revocation Period") to revoke Employee's decision by indicating Employee's desire to do so in writing delivered to **[Name]** at the above address by no later than the last day of the Revocation Period. If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. Provided Employee does not revoke this Release during the Revocation Period, the Effective Date of this Release shall be the later of the eighth (8th) day after Employee signs this Release or the day after the last day of the Revocation Period (the "Effective Date").

9. Severability. If any provision of this Release is held to be illegal, void, or unenforceable, such provision shall be of no force or effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Release. Further, to the extent any provision of this Release is deemed to be overbroad or unenforceable as written, such provision shall be given the maximum effect permissible under law.

10. Letter Agreement. Employee acknowledges and agrees that the obligations and provisions contained in Sections 4 through 8 of the Letter Agreement shall survive the termination of Employee's employment with the Company and shall be fully enforceable thereafter.

11. Entire Agreement. This Release represents the entire understanding between the parties hereto with respect to the subject matter hereof, and may not be changed or modified except by a written agreement signed by both of the parties hereto after the Effective Date. This Release is binding upon, and shall inure to the benefit of, the parties and their respective heirs, administrators, successors and assigns.

Dated: ____________ ____

[Employee]

STATE OF NEW YORK)
) ss.:
COUNTY OF ROCKLAND)

On the ____ day of __________, 20__, before me personally came ________ to me known and known to me to be the individual described in, and who executed the foregoing Release, and duly acknowledged to me that he executed the same.

____
Notary Public

Agreed and Accepted:
PRESIDENTIAL LIFE INSURANCE COMPANY

Accepted by:________________________ Dated:__________________

Name:________________________